Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222452

PROSPECTUS SUPPLEMENT

Dated October 1, 2018

(To Prospectus Dated February 8, 2018)

3,273,601 Shares of Common Stock

Nxt-ID, Inc.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus (including the information incorporated by reference therein, the “Prospectus”), filed by Nxt-ID, Inc. (the “Company”), dated February 8, 2018, related to the offer and resale by the selling stockholders identified in the Prospectus of up to an aggregate of 3,373,601 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) issuable, or that may in the future become issuable, with respect to: (i) the exercise of common stock purchase warrants (the “July Investor Warrants”) issued in connection with that certain Securities Purchase Agreement, dated July 10, 2017 (the “July Purchase Agreement”), by and among the Company and the purchaser signatories thereto (the “July Investors”); (ii) the exercise of common stock purchase warrants (the “July Exchange Warrants”) issued in connection with that certain Exchange Agreement, dated July 19, 2017 (the “July Exchange Agreement”), by and among the Company and the parties identified on Schedule A thereto (the “July Holders”); and (iii) the exercise of common stock purchase warrants (the “November Investor Warrants”; and collectively with the July Investor Warrants and the July Exchange Warrants, the “Warrants”) issued in connection with that certain Securities Purchase Agreement, dated November 9, 2017 (the “November Purchase Agreement”; and collectively with the July Purchase Agreement and the July Exchange Agreement, the “Investor Agreements”), by and among the Company and the purchaser signatories thereto (the “November Investors”; and collectively with the July Investors and the July Holders, the “Investors”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

The Common Stock is currently traded on the Nasdaq Capital Market (“NASDAQ”) under the symbol “NXTD”. On September 9, 2016, the Company effected a 1-for-10 reverse stock split of its outstanding Common Stock (the “Reverse Split”). Upon effectiveness of the Reverse Split, every 10 shares of outstanding Common Stock decreased to one share of Common Stock. The Reverse Split was retroactively applied to all shares of Common Stock and per share information for all periods presented throughout the Prospectus. On September 28, 2018, the last reported sale price of the Common Stock as reported on the NASDAQ was $1.31 per share.

The Company may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in the Company’s securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before investing in shares of the Company’s securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained, or incorporated by reference, in this Supplement or the Prospectus. The Prospectus contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, the Company’s competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; the Company’s statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for the Company’s business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting the Company’s financial condition, results of operations or future prospects; the Company’s financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statement made or included in this Supplement and the Prospectus.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

REPRICING OF WARRANTS

On September 14, 2018, the Company entered into a Warrant Amendment and Exercise Agreement (the “Amendment Agreement”) with the Investors relating to the previously issued Warrants (the “Old Warrants”). In connection with the issuance of the Old Warrants pursuant to the Investor Agreements, the Company agreed to issue to the Investors common stock purchase warrants to purchase up to 3,273,601 shares of Common Stock at an exercise price of $2.00 per share (the “New Warrants”) under certain circumstances. Under the terms of the Amendment Agreement, in consideration for the Investors’ exercising up to 3,273,601 of the Old Warrants, the exercise price per share of the Old Warrants was reduced to $1.50 per share. The Investors may continue to exercise the Old Warrants after December 31, 2018, but they will not receive any New Warrants for any Old Warrants exercised after such date. The exercise price per share of the New Warrants represented a 30% premium to the closing price of the Common Stock on September 14, 2018.

The Amendment Agreement incorporated portions of the Investor Agreements, which contained customary representations, warranties and covenants by each of the Company and the Investors.

The New Warrants, if issued, are exercisable until the original expiration dates of each of the Old Warrants, or July 19, 2022, January 13, 2023, or May 13, 2023, as applicable. The exercise price and number of shares of Common Stock issuable upon exercise of the New Warrants are subject to traditional adjustment for stock splits, combinations, recapitalization events and certain dilutive issuances. The New Warrants are required to be exercised for cash; however, if during the term of the New Warrants there is not an effective registration statement under the Securities Act of 1933, as amended, covering the resale of the shares issuable upon exercise of the New Warrants, then the New Warrants may be exercised on a cashless (net exercise) basis.

This Supplement is being filed to reflect the reduction in the exercise price of the Old Warrants to $1.50 per share effective September 14, 2018, as described above. The form of Amendment Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 20, 2018.

The date of this prospectus supplement is October 1, 2018.